UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2013

NUVILEX, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12510 Prosperity Drive, Suite #310, Silver Spring, MD	20904
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (240) 696-6859.

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Third Addendum to Asset Purchase Agreement

On or about July 10, 2013, with an effective date of June 25, 2013, the Registrant and SG Austria Private Limited (“SG Austria”) notified shareholders that they had executed and completed the majority of tasks necessary to fulfill and complete the Third Addendum (the “Third Addendum”) to the original Asset Purchase Agreement between the companies, dated May 26, 2011. Under the terms of the Third Addendum, the Registrant acquired 100% of the equity interests in Bio Blue Bird AG (BBB) from BBB's parent company SG Austria and, in addition, received a 14.5% equity interest in SG Austria for payments made to date.

The Registrant paid $1.5 million USD in cash to acquire BBB. Funding was accomplished through a private placement sale to accredited investors of 12,000,000 shares of the Company's restricted common stock for $0.125 per share. The original Agreement planned for 100,000,000 shares of the common stock of the Registrant (the “Escrow Shares”) to be issued in connection with a transaction to acquire all assets and stock (the equity interests) of SG Austria. The Third Addendum instead provides that the Registrant would acquire 100% of the equity interests in BBB, 14.5% of the equity interest in SG Austria, and Escrow Shares would be returned to the Registrant's treasury.

BBB is now a debt-free wholly-owned subsidiary of the Registrant and provides exclusive worldwide licenses for the use of encapsulation for oncology, through patents licensed by BBB from Bavarian Nordic (BAVA.CO, Listed on NASDAQ OMX Copenhagen), a vaccine-focused biotechnology company developing and producing novel vaccines for the treatment and prevention of life-threatening diseases. This licensing enables the Registrant to carry out any form of living-cell encapsulation-based cancer treatment and encapsulation of virus expressing cells for treating diseases.

ITEM 1.01: ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Licensing Agreement

On July 10, 2013, with an effective date of June 25, 2013, the Registrant negotiated and obtained a Licensing Agreement, to further expand the interests of the Company which is entirely unrelated to the Third Addendum and purchase of Bio Blue Bird AG described above.

This Licensing Agreement with Austrianova Singapore Pte Ltd. (“ASPL” or “ANS”), grants to the Registrant an exclusive worldwide license to use the Cell-In-A-Box® trademark and its associated technology.

ITEM 2.01 COMPLETION OF THE ACQUISITION OR DISPOSITION OF ASSETS

The description of the transactions completed and contemplated by the Third Addendum and the Licensing Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated by this reference. All Exhibits are available for viewing at the Registrant's Headquarters.

The disclosures set forth in both Items 1.01 above, are hereby incorporated by reference in their entirety in this Item 2.01.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Changes in Certain Officers

On July 2, 2013, the Board of Directors voted unanimously to support Dr. Robert Ryan so that he may focus on the increasing needs of his primary positions as President and Chief Executive Officer, by appointing Patricia Gruden, the present Chairman of the Board, to become the Company's Interim Chief Financial Officer, effective on July 9, 2013. Ms. Gruden will continue in her role as Chairman of the Board of Directors.

Effective on July 10, 2013, the Registrant accepted from Dr. Ryan his resignation as the Company's Interim Chief Financial Officer. This change has no effect on Dr. Ryan's current positions as President and Chief Executive Officer, in which he will remain through 2017 (see below).

There have been no transactions since April 30, 2012 involving Ms. Gruden, nor is there any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Ms. Gruden had or will have a direct or indirect material interest.

At this time, Ms. Gruden will not be compensated in her role as Interim Chief Financial Officer.

Compensatory Arrangements of Certain Officers

On July 2, 2013, the Board of Directors voted unanimously to extend the employment of Dr. Ryan for a four year term, commencing on July 1, 2013 through April 30, 2017. In connection with this employment arrangement, the Dr. Ryan's annual salary will be $60,000 per year and the Company will issue to him 2,400,000 restricted shares of common stock.

On July 2, 2013, the Board of Directors voted unanimously to extend the employment of Dr. Gerald W. Crabtree as Chief Operating Officer for a four year term, commencing on July 1, 2013 through April 30, 2017 for Dr. Gerald W. Crabtree. In connection with this employment arrangement, Dr. Crabtree's annual salary, commencing on September 1, 2013, will be $60,000 per year and the Company will issue to him 1,200,000 restricted shares of common stock.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
10.1	Third Addendum to Asset Purchase Agreement (without Exhibits), Effective June 25, 2013
10.2	Licensing Agreement, Effective June 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVILEX, INC. (Registrant)
Date: July 17, 2013

By: /s/ Robert F. Ryan Robert F. Ryan, M.S., Ph.D. President and Chief Executive Officer